Exhibit 99.1
[WILLOW GROVE BANCORP, INC. LETTERHEAD]


Press Release                          FOR IMMEDIATE RELEASE
                                       Contact:  Frederick A. Marcell Jr., CEO
                                       Christopher E. Bell, CFO
                                       Telephone:  215-646-5405

                     WILLOW GROVE BANCORP PRESIDENT
                    AND CEO FREDERICK A. MARCELL JR
                       ANNOUNCES RETIREMENT PLANS

     Maple Glen, Pennsylvania - (August 17, 2004) Frederick A. Marcell Jr., President and Chief Executive Officer of Willow Grove Bancorp, Inc. (Nasdaq/NMS: WGBC) and its subsidiary Willow Grove Bank, announced he plans to retire during the current fiscal year ending June 30, 2005. The Board of Directors has appointed Rosemary C. Loring to chair the Board's Search Committee. The Search Committee will evaluate candidates both from within and outside the Company to eventually succeed Mr. Marcell, and has retained Diversified Search, an executive search firm, to assist in the process.

     Mr. Marcell stated "I greatly appreciate the opportunities provided me here. I will treasure the many relationships formed over the years and I am proud of what we have accomplished. I look forward to continuing to serve the Company and the Bank as a director."

     Chairman of the Board, William W. Langan stated, "We are grateful for Fred's years of service. We also appreciate that he has provided advance notice to us so that we can have a smooth transition. Our goal is to identify and retain a successor of the highest caliber to lead our excellent management team and continue the Company's growth and success."

     Willow Grove Bancorp, Inc. is the holding company for Willow Grove Bank, a federally chartered, well-capitalized, FDIC-insured savings bank. The Bank was founded in 1909 and conducts its business from its headquarters in Maple Glen, Pennsylvania. Its banking office network now has 14 offices located throughout Montgomery, Bucks, and Philadelphia counties. Additional information is available at: www.willowgrovebank.com.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Company's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended June 30, 2003, and its other periodic and current reports filed thereafter describe some of these factors.

     Forward-looking statements speak only as of the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.